Exhibit 10(a)4

STEPAN COMPANY

2011 INCENTIVE COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of the          day of                     , 20    , is entered into by and between Stepan Company, a Delaware corporation (the “Company”), and                              (the “Participant”).

WITNESSETH THAT:

IT IS AGREED, by and between the parties hereto, as follows:

1. In accordance with the provisions of the Stepan Company 2011 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant a Non-Qualified Stock Option to purchase a total of              shares of common stock of the Company (“Common Stock”). The purchase price of each share of Common Stock subject to this Agreement shall be $            . The right to exercise the option shall be subject to the terms and conditions of the Plan and this Agreement, shall not be exercisable until the Participant completes two (2) continuous years of service as a Non-Employee Director following the date first written above, and shall expire at the earliest of ten (10) years after the date first written above or the date on which the Participant’s service to the Company as a Non-Employee Director terminates for any reason, except if the termination results by reason of the Non-Employee Director’s retirement (as defined in the Plan), death or his becoming Disabled.

2. This option may be exercised in whole or in part by filing a written or electronic notice with the Secretary of the Company at its corporate headquarters or with such other administrator prior to the date the option expires. An exercise may be disallowed if, as determined by the Secretary of the Company, it is not made in compliance with any applicable provisions of the Company’s Insider Trading Policy as in effect from time to time. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase and shall be accompanied by payment of the purchase price for such shares. Subject to the provisions of the following sentence, payment shall be made in cash or by check payable to the Company. All or a portion of such required amount may be paid by delivery of shares of Common Stock, valued in accordance with the provisions of Section 4.2 of the Plan, having an aggregate fair market value which is equal to the amount of cash which would otherwise be required.

3. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the provisions of Section 1.5 of the Plan shall apply.

4. Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended at any time and from time to time by the Company without the consent or written agreement of the Participant to the extent necessary to comply with any recapture or “clawback” policy of the Company adopted by the Company’s Board of Directors to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s Common Stock may be traded, as determined by the Company’s Board of Directors.

5. Except as otherwise provided by the Compensation and Development Committee of the Board of Directors (the “Committee”), this option is not assignable or transferable by the Participant otherwise than by will or the laws of descent and distribution and then only as provided herein, and may be exercised during the lifetime of the Participant only by the Participant and only as provided herein. If this option is exercised by the person or persons to whom the rights of the Participant under this option shall pass by will or the laws of descent and distribution, this option may be exercised only in respect of the number of shares which the Participant could have acquired under the option by the exercise thereof at the date of death.

6. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Code, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

8. This Agreement does not constitute the right to continue as a director of the Company, or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan prior to the issuance of Common Stock pursuant to the exercise thereof.

STEPAN COMPANY

By:
F. Quinn Stepan, Jr.
President and Chief Executive Officer

Participant

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